Exhibit 99.1

IT Tech Packaging, Inc. Announces Fourth Quarter and Fiscal Year 2018 Financial Results

Company to Host Earnings Conference Call on Friday, March 8, 2019, at 8:00 am ET

BAODING, China, March 7, 2019 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the fourth quarter and audited financial results for the fiscal year ended December 31, 2018.

	For the Three Months Ended December 31,
($ millions)	2018	2017	% Change
Revenues	24.99	35.44	-29.5%
Regular Corrugating Medium Paper (“CMP”)*	19.77	24.64	-19.8%
Light-Weight CMP**	5.30	5.15	2.8%
Offset Printing Paper	0.00	5.38	-100.0%
Tissue Paper Products	0.00	0.27	-100.0%
Digital Photo Paper	0.00	0.00	NM

Gross profit	2.24	3.62	-38.0%
Gross profit (loss) margin	9.0%	10.2%	-1.2 pp
Regular Corrugating Medium Paper (“CMP”)*	10.0%	8.9%	1.1 pp
Light-Weight CMP**	4.9%	10.0%	-5.1 pp
Offset Printing Paper	NM	16.5%	-16.5 pp
Tissue Paper Products	NA	5.8%	NM
Digital Photo Paper	NA	NA	NM

Operating income (loss)	-5.08	-1.67	-203.4%
Net income (loss)	-5.16	-1.64	-215.6%
EBITDA	-1.66	2.04	-181.7%
Basic and Diluted earnings (loss) per share	-0.24	-0.08	-213.5%

*	Products from PM6
**	Products from PM1
***	pp represents percentage points

●	Revenue for the fourth quarter of 2018 decreased by 29.5% to $25 million, primarily due to the decrease in both sales volume and ASP of Regular CMP and no sales recorded for offset printing paper.

●	Gross profit for the fourth quarter of 2018 decreased by 38% to $2.2 million. Gross margin decreased by 1.2 percentage points to 9.0%. The gross margins for Light-Weight CMP and Offset Printing Paper products continued to decrease.

●	Net loss was $5.2 million, or loss per share of $0.24, compared to net loss of $1.6 million, or loss per share of $0.08, for the same period of the prior year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 181.7% to $(1.7) million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “With decreases in both revenues and margins, our fourth quarter results highlighted continued challenges facing our business. In late January 2018, we temporarily suspended production due to government-mandated restrictions on natural gas supply. Though we resumed production in mid-March, the Company incurred a net loss of $4 million in the first quarter of 2018. In the second half of 2018, we completed construction of one of our business expansion projects, our first tissue paper production line, in Wei County Industrial Park, launching it in December 2018. As production in this line increases over the coming months, and with our existing packaging equipment, we expect to see continuous cash flow and improved financial conditions from 2019 sales. Looking ahead, as China’s paper market continues to grow, government environmental protection heightens, and market completion escalates, we will be focusing on actively diversifying our product portfolio, opportunities for equipment upgrades, reducing raw material costs, and leveraging new technologies.”

Fourth Quarter 2018 Financial Results

Revenue

For the fourth quarter of 2018, total revenue decreased by $10.45 million, or 29.5%, to $24.99 million from $35.44 million for the same period of the prior year. The decrease in total revenue was mainly due to the decrease in both sales volume and ASP of Regular CMP and no sales recorded for offset printing paper. The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2018 and 2017, respectively:

	For the Three Months Ended December 31,
	2018			2017
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	19,765	41,870	472	24,638	44,411	555
Light-Weight CMP	5,296	11,532	459	5,151	9,294	554
Offset Printing Paper	-	-	-	5,381	6,512	826
Tissue Paper Products	-	-	-	269	186	1,448
Digital Photo Paper	-	-	-	-	-	-
Total	25,061	53,402	469	35,439	60,403	587

Revenue from CMP, including both regular CMP and Light-Weight CMP, decreased by $4.73 million, or 15.9%, to $25.06 million and accounted for 100 % of total revenue for the fourth quarter of 2018, compared to $29.79 million, or 84.1% of total revenue, for the same period of the prior year. The Company sold 53,402 tonnes of CMP at an ASP of $469/tonne in the fourth quarter of 2018, compared to 53,705 tonnes at an ASP of $555/tonne in the same period of the prior year.

Of the total CMP sales, revenue from regular CMP decreased by $4.87 million, or 19.8%, to $19.77 million, resulting from sales of 41,871 tonnes at an ASP of $472/tonne, during the fourth quarter of 2018, compared to revenue of $24.64 million, resulting from sales of 44,411 tonnes at an ASP of $555/tonne, for the same period of the prior year. Revenue from light-weight CMP increased by $0.15 million, or 2.8%, to $5.30 million, resulting from sales of 11,533 tonnes at an ASP of $459/tonne for the fourth quarter of 2018, compared to revenue of $5.15 million, resulting from sales of 9,294 tonnes at an ASP of $554/tonne for the same period of the prior year.

Revenue from offset printing paper decreased by $5.46 million, or 100%, to $0 million for the fourth quarter of 2018, from $5.38 million for the same period of the prior year. The Company sold 0 tonnes of offset printing paper in the fourth quarter of 2018, compared to 6,512 tonnes at an ASP of $826/tonne in the same period of the prior year.

We had no revenue from tissue paper products for the fourth quarter of 2018, compared to $0.27 million, resulting from sales of 185 tonnes at an ASP of $1,456/tonne, for the fourth quarter of 2017.

We process base tissue paper purchased from a long-term supplier and produce finished tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the Dongfang Paper brand. In December 2018, we completed the construction and installation and test of operation of PM8 and announced the commercial launch of tissue paper production. We expect to commence the full operation of production and sales of tissue paper products in year 2019.

In June 2016, we suspended the production of digital photo paper due to low market demand for our products and now are considering renovating the line to produce more competitive products. We expect that our digital photo paper production will remain suspended for the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $9.08 million, or 28.5%, to $22.7 million for the fourth quarter of 2018, from $31.82 million for the same period of the prior year. Cost of sales per tonne was $426 for the fourth quarter of 2018, compared to $527 for the same period of the prior year. The decrease in overall cost of sales per tonne was mainly attributable to the decrease in the quantities of regular CMP sold, partially offset by the increase in cost of recycled paper board and increase in sales volume of light-weighted CMP in the fourth quarter of 2018. Costs of sales per tonne for regular CMP and light-weight CMP were, $425 and $437, respectively, for the fourth quarter of 2018, compared to $505 and $499, respectively, for the same period of the prior year.

Total gross profit decreased by $1.38 million, or 38%, to $2.24 million for the fourth quarter of 2018, from $3.6 million for the same period of the prior year. The decrease in overall gross profit were mainly due to the decrease in overall sales volume and decrease in average selling prices of regular CMP and light-weight CMP as discussed above. Overall gross margin was 9% for the fourth quarter of 2018, compared to 10.2% for the same period of the prior year. Gross margins for regular CMP, light-weight CMP were 10% and 4.9%, respectively, for the fourth quarter of 2018, compared to 8.9% and 10%, respectively, for the same period of the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $0.44 million, or 14.7%, to $3.43 million for the fourth quarter of 2018 from $2.99 million for the same period of the prior year. As a percentage of total revenue, SG&A was 13.7% for the fourth quarter of 2018, compared to 8.4% for the same period of the prior year.

Income(loss) from Operations

Loss from operations was $5.08 million for the fourth quarter of 2018, compared to loss from operations of $1.67 million for the same period of the prior year. Operating loss margin was 20.3% for the fourth quarter of 2018, compared to operating loss margin of 4.7% for the same period of the prior year.

Net Income (loss)

Net loss was $5.16 million, or $0.24 per loss basic and diluted share, for the fourth quarter of 2018, compared to net loss of $1.64 million, or earnings per basic and diluted share of $0.08, for the same period of the prior year.

EBITDA

EBITDA decreased by $3.70 million, or 181.7%, to $(1.7) million for the fourth quarter of 2018 from $2.04 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2018	2017
Net income (loss)	-5.16	-1.64
Add: Income tax	-0.22	-0.44
Net interest expense	0.31	0.41
Depreciation and amortization	3.42	3.71
EBITDA	-1.66	2.04

Full Year 2018 Financial Results

	For the Twelve Months Ended December 31,
($ millions)	2018	2017	% Change
Revenues	86.75	117.02	-25.9%
Regular Corrugating Medium Paper (“CMP”)*	63.20	80.38	-21.4%
Light-Weight CMP**	18.40	15.60	17.9%
Offset Printing Paper	5.14	18.69	-72.5%
Tissue Paper Products	0.00	2.36	-100.0%
Digital Photo Paper	0.01	0.00	NM
Gross profit	5.8	20.0	-70.8%
Gross margin	6.7%	17.1%	-10.3 pp
Regular Corrugating Medium Paper (“CMP”)*	7.7%	16.9%	-9.3 pp
Light-Weight CMP**	5.0%	18.9%	-13.9 pp
Offset Printing Paper	0.8%	17.3%	-16.6 pp
Tissue Paper Products	N/A	6.4%	NM
Digital Photo Paper	N/A	0.0%	NM
Operating income (loss)	-11.2	4.7	-338.9%
Net income (loss)	-10.5	1.7	-735.4%
EBITDA	3.4	19.4	-82.5%
Basic and Diluted earnings per share	-0.49	0.08	-712.5%

*	Products from PM6

**	Products from PM1

***	pp represents percentage points

Revenue

For the year ended December 31, 2018, total revenue decreased by $30.28 million, or 25.9%, to $86.75 million from $117.02 million for 2017. The decrease in total revenue was mainly due to the decrease in sales volume of Regular CMP and offset printing paper, which was partially offset by the increase in ASP of these products.

We decreased the production volume of regular CMP, light-Weight CMP and offset printing paper and sales of these products due to environmental conditions in Northern China. The government strengthened its pollution control and rectification measures, resulting in restrictions on production in the manufacturing industry. In addition, production of tissue paper was suspended during the year 2018. In December 2018, we completed the construction and installation and test of operation of PM8 and announced the commercial launch of tissue paper production. We expect to commence the full operation of production and sales of tissue paper products in year 2019. As a result, the production volume of regular CMP, light-Weight CMP and offset printing paper and sales of these products decreased in 2018 as compared to 2017. The following table summarizes revenue, volume and ASP by product for 2018 and 2017, respectively:

	For the Twelve Months Ended December 31,
	2018			2017
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	63,199	116,012	545	80,379	173,399	464
Light-Weight CMP	18,397	34,646	531	15,600	33,690	463
Offset Printing Paper	5,137	6,191	830	18,688	26,610	702
Tissue Paper Products	-	-	-	2,357	1,804	1,306
Digital Photo Paper	14	-	NM	-	-	-
Total	86,747	156,849	553	117,024	235,503	497

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $14.38 million, or 15%, to $81.60 million, and accounted for 94.1% of total revenue for 2018, compared to $95.98 million, or 82.0% of total revenue for 2017. The Company sold 150,658 tonnes of CMP at an ASP of $542/tonne in 2018, compared to 207,089 tonnes at an ASP of $463/tonne in 2017.

Of the total CMP sales, revenue from regular CMP decreased by $17.18 million, or 21.4%, to $63.20 million, resulting from sales of 116,012 tonnes at an ASP of $545/tonne, for 2018, compared to revenue of $80.38 million, resulting from sales of 173,399 tonnes at an ASP of $464/tonne for 2017. Revenue from light-weight CMP increased by $2.80 million, or 17.9%, to $18.40 million, resulting from sales of 34,646 tonnes at an ASP of $531/tonne for 2018, compared to revenue of $15.60 million, resulting from sales of 33,690 tonnes at an ASP of $463/tonne for 2017.

Revenue from offset printing paper decreased by $13.55 million, or 72.5%, to $5.14 million for 2018, from $18.69 million for 2017. The Company sold 6,191 tonnes of offset printing paper at an ASP of $830/tonne in 2018, compared to 26,610 tonnes at an ASP of $702/tonne in 2017.

Revenue from tissue paper products decreased from $2.36 million for 2017, or 100%, to $0 million, for 2018. The Company sold 0 tonnes of tissue paper products, compared to 1,804 tonnes at an ASP of $1,306/tonne in 2017.

Revenue from digital photo paper were $13,622 for year 2018. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and now are considering renovating the line to produce more competitive products. We expect that our digital photo paper production will remain suspended for the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $16.16 million, or 16.65%, to $80.93 million for 2018, from $97.07 million for 2017. This was mainly a result of the decrease in volume sold, partially offset by increase in cost of recycled paper board and recycled white scrap paper. Cost of sales per tonne was $516 for 2018, compared to $412 for 2017. The increase in overall cost of sales per tonne was mainly attributable to the higher average unit purchase costs (net of applicable value added tax) of recycled paper board in 2018 as compared to 2017. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper and tissue paper products, $503, $504, $823 and $nil, respectively, for 2018, compared to $385, $375, $581, $1,222, respectively, for 2017.

Total gross profit decreased by $14.14 million, or 70.8%, to $5.82 million for 2018, from $19.96 million for 2017. Overall gross margin decreased by 10.3 percentage points to 6.7% for 2018 from 17.1% for 2017. Gross margin for regular CMP, light-weight CMP, offset printing paper and tissue paper, was 7.7%, 5.0%, 0.8% and nil, respectively, for 2018, compared to 16.9%, 18.9%, 17.3% and 6.4%, respectively, for 2017. The decrease in gross profit and gross margin were mainly due to the increase in average unit purchase costs (net of applicable value added tax) of recycled paper board and recycled white scrap paper and decrease in overall sales volume, partially offset by an increase in average selling prices as discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $1.79 million, or 15.8%, to $13.10 million for 2018, from $11.31 million for 2017. As a percentage of total revenue, SG&A was 15.1% for 2018, compared to 9.7% for 2017. The increase was mainly due to (i) compensation expenses resulting from the issuance of 534,500 shares of common stock under our compensatory incentive plans in the year ended December 31, 2018, valued at $470,360 and (ii) the depreciation of idle equipment during the suspension of production in the first quarter and third quarter of 2018.

Loss from Operations

Income from operations decreased by $15.86 million, or 338.9%, to operating loss of $11.18 million for 2018 from $4.68 million for 2017. Operating loss margin was 12.9% for 2018, compared to 4.0% for 2017.

Net Income (loss)

Net loss was $10.55 million, or $0.49 per loss basic and diluted share, for 2018, compared to net income of $1.66 million, or earnings per basic and diluted share of $0.08, for the same period of the prior year.

EBITDA

EBITDA decreased by $16.00 million, or 82.5%, to $ 3.39 million for 2018, from $19.39 million for 2017.

Note 2: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Twelve Months Ended December 31,
($ millions)	2018	2017
Net income (loss)	-10.55	1.66
Add: Income tax	-1.85	0.66
Net interest expense	1.49	2.43
Depreciation and amortization	14.29	14.63
EBITDA	3.39	19.39

Cash, Liquidity and Financial Position

Our cash, cash equivalents and restricted cash as of December 31, 2018 was $12.12 million, an increase of $3.1 million, from $9.02 million as of December 31, 2017. Net cash provided by operating activities was $9.79 million for 2018, compared to $18.15 million for 2017. Net cash used in investing activities was $2.2 million for 2018, compared to $9.32 million for 2017. Net cash used by financing activities was $3.17 million for 2018, compared to $4.92 million for 2017.

As of December 31, 2018, we had a net working capital deficit of $5.48 million, an increase of $3.7 million, from the net working capital deficit of $1.77 million at December 31, 2017. Substantially all cash and cash equivalents are cash deposits in bank accounts. Restricted cash of $3.64 million is deposited at the Bank of Cangzhou for purpose of securing the bank acceptance notes from the bank. The acceptance notes was paid off in January 2019.

Recent Development

In December 2018, the Company commercially launched its tissue paper production, following the completion of construction and equipment installation, the receipt of proper approvals, including wastewater discharge permit, from local authorities, and the success of trial production of its first tissue paper production line, the PM8 Production Line which is located at Wei County Industrial Park in Hebei Province, China, with annual production capacity of 15,000 tonnes.

Earnings Conference Call

The Company’s management will host a conference call to discuss its fourth quarter and fiscal year 2018 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/9:00 pm Beijing Time) on Friday, March 8, 2019.

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “IT Tech Packaging Fourth Quarter and Fiscal Year 2018 Earnings Conference Call.”

Date:	Friday, March 8, 2019
Time:	8:00 am ET
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	1988048

This conference call will be broadcast live over the Internet, and can be accessed by all interested parties at http://www.itpacking.cn/ or   https://edge.media-server.com/m6/p/e5c2bjyr

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on March 8, 2019 to 8:59 am ET on March 16, 2019. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 1988048 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), the Company produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding, Xingtai and Wei County in North China’s Hebei Province, the Company is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. The Company has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1-732-910-9692

IT TECH PACKING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2017

	December 31,	December 31,
	2018	2017
ASSETS

Current Assets
Cash and bank balances	$8,474,809	$2,895,790
Restricted cash	3,642,616	6,121,637
Accounts receivable (net of allowance for doubtful accounts of $58,707 and $37,626 as of December 31, 2018 and December 2017, respectively)	2,876,632	1,843,682
Inventories	2,923,516	8,474,165
Prepayments and other current assets	6,241,299	651,523

Total current assets	24,158,872	19,986,797

Property, plant, and equipment, net	167,829,716	189,388,709
Value-added tax recoverable	2,810,331	3,041,416
Deferred tax asset non-current	8,277,091	6,572,559

Total Assets	$203,076,010	$218,989,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$11,802,075	$7,192,923
Current portion of long-term loans from credit union	2,491,549	6,366,502
Accounts payable	629,054	422,705
Notes payable	3,642,616	6,121,637
Due to related parties	413,336	60,378
Accrued payroll and employee benefits	213,536	231,247
Other payables and accrued liabilities	10,222,796	836,337
Income taxes payable	219,305	525,804

Total current liabilities	29,634,267	21,757,533

Loans from credit union	4,706,259	1,193,719
Loans from a related party	2,185,569	10,712,865

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $34,008,908 and $31,235,520 as of December 31, 2018 and 2017, respectively)	36,526,095	33,664,117

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 20,022,316 and 21,450,316 shares issued and outstanding as of December 31, 2018 and 2017, respectively	22,360	21,450
Additional paid-in capital	51,137,319	50,635,243
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive (loss) income	(3,263,952)	5,468,799
Retained earnings	112,573,614	123,119,298

Total stockholders’ equity	166,549,915	185,325,364

Total Liabilities and Stockholders’ Equity	$203,076,010	$218,989,481

IT TECH PACKING, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Year Ended
	December 31,
	2018	2017

Revenues	$86,746,758	$117,023,578

Cost of sales	(80,926,357)	(97,067,627)

Gross Profit	5,820,401	19,955,951

Selling, general and administrative expenses	(13,098,373)	(11,307,395)
Loss from disposal of property, plant and equipment	(9,881)	(1,677,262)
Loss on impairment of assets	(3,894,461)	(2,291,027)

(Loss) Income from Operations	(11,182,314)	4,680,267

Other Income (Expense):
Interest income	36,632	34,590
Subsidy income	241,189	41,529
Interest expense	(1,492,119)	(2,433,770)

(Loss) Income before Income Taxes	(12,396,612)	2,322,616

Provision for Income Taxes	1,850,928	(662,828)

Net (Loss) Income	(10,545,684)	1,659,788

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(8,732,751)	10,910,190

Total Comprehensive (Loss) Income	$(19,278,435)	$12,569,978

(Losses) Earnings Per Share:

Basic and Diluted (Losses) Earnings per Share	$(0.49)	$0.08

Outstanding – Basic and Diluted	21,618,305	21,450,316

IT TECH PACKING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Balance at January 1, 2017	21,450,316	$21,450	$50,635,243	$6,080,574	$(5,441,391)	$121,459,510	$172,755,386

Foreign currency translation adjustment					10,910,190		10,910,190
Net income for the year of 2017						1,659,788	1,659,788
Balance at December 31, 2017	21,450,316	21,450	50,635,243	6,080,574	5,468,799	123,119,298	185,325,364

Issuance of shares to officer and directors	534,500	535	469,826				470,361
Issuance of shares to Weitian	37,500	375	32,250				32,625
Foreign currency translation adjustment					(8,732,751)		(8,732,751)
Net loss for the year of 2018						(10,545,684)	(10,545,684)
Balance at December 31, 2018	22,022,316	$22,360	$51,137,319	$6,080,574	$(3,263,952)	$112,573,614	$166,549,915

IT TECH PACKING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Year Ended
	December 31,
	2018	2017

Cash Flows from Operating Activities:
Net income	$(10,545,684)	$1,659,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,290,919	14,633,780
Loss from disposal and impairment of property, plant and equipment	4,524,581	3,968,289
(Recovery from) Allowance for bad debts	23,676	(45,309)
Share-based compensation expenses	470,361	-
Deferred tax	(2,089,439)	(3,010,577)
Changes in operating assets and liabilities:
Accounts receivable	(1,183,782)	2,265,428
Prepayments and other current assets	(5,726,546)	(79,264)
Inventories	5,322,320	(2,417,942)
Accounts payable	234,448	(166,464)
Advance from customers	-	(29,663)
Notes payable	(2,261,147)	3,707,933
Due to related parties	150,743	-
Accrued payroll and employee benefits	(6,855)	8,111
Other payables and accrued liabilities	6,878,137	(1,503,275)
Income taxes payable	(291,119)	(839,047)
Net Cash Provided by Operating Activities	9,790,613	18,151,788

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(2,198,852)	(9,380,702)
Proceeds from sale of property, plant and equipment	-	59,066

Net Cash Used in Investing Activities	(2,198,852)	(9,321,636)

Cash Flows from Financing Activities:
Proceeds from related party loans	4,522,295	-
Repayments of related party loans	(12,813,169)	-
Proceeds from short term bank loans	12,210,196	12,903,609
Repayment of bank loans	(12,149,899)	(11,153,463)
Proceeds from credit union loans	5,064,970	2,373,077
Payment of capital lease obligation	-	(9,040,260)

Net Cash Used in Financing Activities	(3,165,607)	(4,917,037)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,326,156)	609,348

Net Increase (Decrease) in Cash and Cash Equivalents	3,099,998	4,522,463

Cash, Cash Equivalents and Restricted Cash - Beginning of Year	9,017,427	4,494,964

Cash, Cash Equivalents and Restricted Cash - End of Year	$12,117,425	$9,017,427

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,866,093	$1,359,343
Cash paid for income taxes	$515,001	$3,247,406

Cash and bank balances	8,474,809	2,895,790
Restricted cash	3,642,616	6,121,637
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	12,117,425	9,017,427